EXHIBIT 99.1

VITA FOOD PRODUCTS, INC.
2222 WEST LAKE STREET	•	CHICAGO, ILLINOIS 60612	•	(312) 738-4500	•	FAX (312) 738-3215

AT THE COMPANY

Clifford Bolen

Senior Vice President, COO, CFO

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

THURSDAY, FEBRUARY 17, 2006

Vita Food Products Announces Equity Investment

Chicago, IL, February 17, 2006 – Vita Food Products, Inc. (AMEX: VSF) today announced that it has entered into agreements pursuant to which five individuals or their affiliated entities will invest a total of $2,500,000 in the Company. The investors will receive units consisting of an aggregate of 1,000,000 shares of common stock; three-year warrants to purchase 500,000 shares of common stock at an exercise price of $5.00 per share; and five-year warrants to purchase an additional 500,000 shares of common stock at an exercise price of $7.50 per share. The investors include the following: (i) Stephen D. Rubin, the President and a director of the Company, (ii) Clifford K. Bolen, the Chief Operating Officer and Chief Financial Officer of the Company, together with certain of his affiliates, (iii) Delphi Casualty Co., of which Glenn S. Morris, a director of the Company, owns a 44% equity interest, (iv) a trust of which John C. Seramur, a director of the Company, serves as trustee, as well as (v) one unrelated third-party investor.

The transactions are subject to the Board of Directors’ receipt of a fairness opinion from an investment banker or other acceptable party, and to approval by the American Stock Exchange.

Upon the closing of the transactions, Messrs. Rubin and Bolen as well as Terry W. Hess, the President of the Company’s wholly owned subsidiary and a director of the Company, will be appointed to a newly established Office of the Chief Executive in lieu of their current positions. Mr. Rubin will also serve as the non-executive Chairman of the Board. His employment agreement will be amended to reflect a reduction in salary and duties, and an extension of the term to 2009. In addition, Mr. Bolen will enter into an employment agreement with the Company.

Commenting on the investments, Mr. Rubin stated “We are very pleased that several of our officers and directors have elected to invest in the Company. This indicates our strong belief in Vita Food Products and its future. We intend to use the funds to reduce debt, increase working capital and allow the Company to consider potential expansion, including through acquisitions.”

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands. More than 95% of Vita Seafood’s sales are in kosher foods.

VITA FOOD PRODUCTS IS LISTED ON THE AMERICAN STOCK EXCHANGE UNDER TICKER SYMBOL VSF

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc. Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets. Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and Kahlua®, and Courvoisier® Gourmet Collections. Halifax also marketed, manufactured and distributed the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, customers and competitive position. Any such statements are subject to risks and uncertainties, including but not limited to:

•                  changes in economic and market conditions;

•                  industry competition;

•                  raw material availability and prices;

•                  the success of new product introductions;

•                  the potential loss of large customers or accounts;

•                  downward product price movements;

•                  changes in energy costs;

•                  integration and management of acquired businesses;

•                  the seasonality of Vita’s business;

•                  the Company’s ability to attract and retain key personnel;

•                  the potential impact of claims and litigation; and

•                  the dietary habits and trends of the general public.

In light of these and other risks and uncertainties, the Company makes no representation that any future results, performance or achievements expressed or implied in this release will be attained. The Company’s actual results may differ materially from any results expressed or implied by the forward-looking statements.

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